Exhibit 4.2
COINBASE GLOBAL, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT is made as of the 15th day of March, 2021, by and among Coinbase Global, Inc., a Delaware corporation (the “Company”), the holders of outstanding Preferred Stock of the Company listed on Schedule A hereto (the “Investors”) and any Additional Purchaser (as defined in the Series E Preferred Stock Purchase Agreement dated October 26, 2018 (the “Purchase Agreement”)) that becomes a party to this Agreement in accordance with Section 6.10 hereof.
RECITALS
WHEREAS, the Company and the Investors are parties to an Amended and Restated Investors’ Rights Agreement dated as of October 26, 2018 (the “Prior Agreement”); and
WHEREAS, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement;
NOW, THEREFORE, the Company and the Investors desire to amend and restate the Prior Agreement in its entirety as set forth herein.
AGREEMENT
The parties agree as follows:
A.    Amendment of Prior Agreement.
Pursuant to Section 6.6 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities then outstanding, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Investors shall be bound by the provisions hereof as the sole agreement of the Company and the Investors with respect to the subject matter hereof.
1.    Definitions. For purposes of this Agreement:
1.1    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2    “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time).
1.3    “Common Stock” means shares of the Company’s Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”) and Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”).
1.4    “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the development of a digital currency virtual wallet, digital currency exchange, digital currency custody product, digital currency derivative product and/or other digital currency management tools but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the Board of Directors of any Competitor, provided that each of USV (as defined below), Andreessen Horowitz Fund III, L.P. and AH Parallel Fund III, L.P. (together with their Affiliates, “a16z”), DFJ Growth 2013, L.P. (together with its successors or assigns, “DFJ”), Institutional Venture Partners XV, L.P. (together with its successors or assigns, “IVP”), Spark Capital Growth Fund II, L.P., Spark Capital Growth Founders’ Fund II, L.P. and Tiger Global Private Investment Partners XI, L.P. (together with it successors or assigns, “Tiger”) shall not be a Competitor.
1.5    “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
1.6    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
1.7    “Direct Listing” means the Company’s initial listing of its Common Stock on a national securities exchange by means of a registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing Common Stock for resale.
1.8    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9    “Excluded Registration” means (i) a registration relating-to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) with respect to a Holder, a registration for a Direct Listing that includes all Registrable Securities then held by such Holder.
1.10    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
1.11    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.12    “Founder” means each of Brian Armstrong and Fred Ehrsam.
1.13    “GAAP” means generally accepted accounting principles in the United States
1.14    “Holder” means any holder of Registrable Securities who is a party to this Agreement.
1.15    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
1.16    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
1.17    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
1.18    “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).
1.19    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 6,000,000 shares of Preferred Stock (other than Series E Preferred Stock) or Common Stock issued upon conversion thereof (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or 2,763,030 shares of Series E Preferred Stock or Common Stock issued upon conversion thereof (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).
1.20    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.
1.21    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.22    “Preferred Director” means each of the Series A Director and the Series C Director.
1.23    “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.
1.24    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii)above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant “to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.
1.25    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
1.26    “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.12(b) hereof.
1.27    “SEC” means the Securities and Exchange Commission.
1.28    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
1.29    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.30    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
1.31    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.
1.32    “Series A Director” means any director of the Company that the holders of record of the Series A Preferred Stock are entitled to elect pursuant to the Charter).
1.33    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.
1.34     “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.
1.35    “Series C Director” means any director of the Company that the holders of record of the Series C Preferred Stock are entitled to elect pursuant to the Charter, or that has been designated for election by the stockholders by DFJ (as defined in the Voting Agreement) pursuant to the Voting Agreement.
1.36    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.00001 per share.
1.37    “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.00001 per share.
1.38    “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.00001 per share.
1.39    “Voting Agreement” means that certain Amended and Restated Voting Agreement by and among the Company and the Investors dated as of even date herewith, as amended from time to time.
1.40    “Wellington” means Wellington Management Company LLP, and any affiliated or successor investment advisor or subadvisor thereof to the Wellington Investors.
1.41    “Wellington Investors” means those Investors, or permitted transferees of shares of Common Stock or Preferred Stock held by Wellington Investors, that are advisory or subadvisory clients of Wellington.
2.    Registration Rights. The Company covenants and agrees as follows:
2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO or a Direct Listing (whichever occurs first), the Company receives a request from Holders of twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding, and the aggregate offering price for such registration is at least $10,000,000, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.l(c) and Subsection 2.3.
(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsection 2.l(c) and Subsection 2.3.
(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that (i) the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a) covering all of the Registrable Securities requested to be included in such registrations; or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.l(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.l(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.l(d).
(e)    Direct Listing. Notwithstanding any other provision of this Section 2.1, if the Company undertakes the registration of shares of its existing capital stock pursuant to an effective registration statement filed under the Securities Act in connection with a Direct Listing in which the Company registers shares of its existing capital stock for resale, the Company will promptly cause to be registered for resale  in such registration statement  under the Securities Act that number of Registrable  Securities for which Rule 144 or another similar exemption under the Securities Act is not available at the time of such registration, and  to use its commercially reasonable efforts to keep such registration statement effective for ninety (90) days, or  such lesser period of time until Rule 144 or another similar exemption under the Securities Act is available for the sale of such shares without registration. Notwithstanding the foregoing and in addition to resales, such registration statement will provide for each Holder’s ability to distribute unlegended securities to affiliates, managers, members, partners, equity holders, and/or other interest holders who will be able to sell freely tradable securities.
2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash or in a Direct Listing (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.

The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.
2.3    Underwriting Requirements.
(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.
(b)    In connection with any offering involving an underwriting of shares of the Company’s· capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described, above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.
2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.
In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.
2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $25,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.l(a) or Subsection 2.l(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.l(a) or Subsection 2.l(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. If any Registrable Securities are included in a registration statement (i) under this Section 2 or (ii) in connection with a Direct Listing:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed, the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by, way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.
(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement (if applicable) entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.
2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    make and keep available adequate current public information, as those term are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or a Direct Listing;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO or a Direct Listing, whichever occurs first), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.
2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 for the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO), or any successor provisions or amendments thereto, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the,

Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Class A Common Stock or Class B Common Stock, as applicable, of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements; provided that, notwithstanding the foregoing, the Company or the underwriters may, in their sole discretion, waive or terminate such restrictions, without such waiver or termination applying pro rata to all Holders, with respect to a number of shares of Common Stock equal in value to up to $5,000,000 in the aggregate based on a price per share of such share of Common Stock offered to the public in the applicable registration statement for such offering. The foregoing provisions of this Subsection 2.11 shall not apply to a Direct Listing and shall only be applicable to the IPO if the Company has not already completed a Direct Listing.
2.12    Restrictions on Transfer.
(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.
(b)    Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH

REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.
(c)    The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set ·forth in Subsection 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsection 2.1 or Subsection 2.2 shall terminate upon the earliest to occur of:
(a)    the closing of a Liquidation Event, as such term is defined in the Charter;

(b)    such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and
(c)    the fifth anniversary of (i) the IPO or (ii) the date of effectiveness of a registration statement on Form S-1 filed by the Company with the SEC for a Direct Listing (whichever occurs first).
3.    Information and Observer Rights.
3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:
(a)    as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;
(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(c)    as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);
(d)    as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and
If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.
3.2    Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
3.3    Observer Rights. As long as Union Square Ventures 2012 Fund, L.P., USV Investors 2012 Fund, L.P. or their respective affiliates (collectively, “USV”), a16z, DFJ or IVP, respectively, owns shares of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by it on the date hereof (or, in each case, an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of each of USV, a16z, DFJ and IVP, as applicable, to attend all meetings of its Board of Directors (including all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a Competitor of the Company.
3.4    Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2, and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) immediately prior to the effectiveness of a registration statement on Form S-1 filed by the Company with the SEC for a Direct Listing, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon a Liquidation Event, as such term is defined in the Charter, whichever event occurs first.
3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.
4.    Rights to Future Stock Issuances.
4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, between (i) itself and (ii) its Affiliates.
(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.
(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.l(c).
(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.l(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.
(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Charter); (ii) shares of Common Stock issued in the IPO; and (iii) the issuance of shares of Series E Preferred Stock to Additional Purchasers pursuant to Subsection 1.3 of the Purchase Agreement.
(e)    Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.l(b) before giving effect to the issuance of such New Securities. The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.
4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) immediately prior to the effectiveness of a registration statement on Form S-1 filed by the Company with the SEC for a Direct Listing, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon a Liquidation Event, as such term is defined in the Charter, whichever event occurs first.

5.    Additional Covenants.
5.1    Insurance. The Company shall use its reasonable best efforts to maintain Directors and Officers liability insurance and term “key-person” insurance on Brian Armstrong in an amount of at least $3,000,000 and on terms and conditions satisfactory to the Board of Directors, cyberliability insurance, breach response insurance, and governmental investigation insurance, and insurance on customer deposits and bitcoin holdings together with other customary types of insurance in amounts commercially reasonable for such types of insurance, until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors. If requested by a majority of the Preferred Directors then in office, the Company shall increase the coverage amount of the Company’s Directors and Officers liability insurance, or obtain additional insurance policies, in each case in such amounts and on terms acceptable to a majority of the Preferred Directors then in office.
5.2    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year nonsolicitation agreement. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Series A Director or the Series C Director, if any, then serving on the Company’s Board of Directors, or if no such director is in office, by the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as converted to Common Stock basis.
5.3    Employee Stock. Unless otherwise approved by the Board of Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the IPO or Direct Listing (whichever occurs first), and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.
5.4    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least 6 times per calendar year in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors or committee meetings.
5.5    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Charter, or elsewhere, as the case may be.
5.6    Related Party Transactions. The Company agrees that prior to (i) issuing additional shares of the Company’s stock (or securities convertible into or exercisable for the Company’s stock) to a Founder, or (ii) amending the terms of any agreement between the Company and one or more of the Founders, the Company shall obtain the prior written consent of (a) if no Preferred Director is serving on the Board of Directors, the holders of a majority of the outstanding shares of Preferred Stock, voting together as a class on an as-converted to Common Stock basis, and (b) if one or more Preferred Directors are then serving on the Board of Directors, at least one such Preferred Director.
5.7    Compliance Policy; Compliance Committee. The Company has made available to the Investors its compliance policy covering all of the Company’s current and planned products and services in each US and foreign jurisdiction in which the Company operates or. currently plans on operating (the “Compliance Policy”). Pursuant to the Compliance Policy, the Company shall implement and maintain appropriate written controls, procedures and programs relating to compliance with Financial Services Laws and Rules (as defined in the Purchase Agreement) and other applicable laws. The Investors shall have audit rights with respect to the Compliance Policy and the Company shall notify a16z, DFJ, IVP and Tiger of any material violations of the Compliance Policy (or revealed impermissible behavior) and any material updates to the Compliance Policy. The Audit and Compliance Committee of the Board of Directors (the “Compliance Committee”) shall meet at least once every fiscal quarter, unless otherwise unanimously agreed upon by the members of the Compliance Committee. Each Preferred Director shall have the right but not the obligation to serve on the Compliance Committee and the board observer rights set forth in Section 3.3 of this Agreement shall also apply to meetings and materials of the Compliance Committee.
5.8    State License Applications. The Company will use best efforts to promptly submit applications to each foreign jurisdiction and each U.S. state where a license to engage in money transmission, sale of payment instruments (including stored value, checks or other instruments), and/or currency exchange is required, in the opinion of the Company’s regulatory counsel, for the Company to provide any current or planned product or service.
5.9    Notices; Subpoenas. The Company will immediately notify a16z, DFJ, IVP and Tiger and take all steps required for corrective action in the event of any of the following: (i) the Company receives any warning letter, subpoena, regulatory inquiry, enforcement action or any other notice indicating that the Company may be subject to investigation, or civil or criminal penalties from any U.S. state or federal governmental authority or regulatory body or foreign governmental authority or regulatory body; or (ii) the occurrence of any Security Breach (as defined in the Purchase Agreement). Promptly following the date of this Agreement, and in any event within 90 days of the date of this Agreement, the Company shall develop a written policy for responding to subpoenas, regulatory inquiries, search warrants or any other notice from a U.S: state or federal governmental authority or regulatory body or foreign governmental authority or regulatory body requesting information from the Company, which policy shall be compliant .with the Electronic Communications Privacy Act of 1986 and other applicable foreign, US federal and state laws and regulations.
5.10    Data Security. The Company shall maintain physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information and Sensitive Data (each as defined in the Purchase Agreement) collected by it or on its behalf from and against unauthorized access, use and/or disclosure or loss, damage, destruction and compromise.
5.11    HSR Reimbursement. The Company will reimburse each Major Investor, together with such Major Investor’s affiliated funds, for all expenses, including filing fees and attorney fees, incurred by such Major Investor and its affiliated funds in connection with any filing required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by the Purchase Agreement and any future transactions involving the Company.
5.12    Termination of Covenants. The covenants set forth in this Section 5, except for Subsection 5.5, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) immediately prior to the effectiveness of a registration statement on Form S-1 filed by the Company with the SEC for a Direct Listing, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon a Liquidation Event, as such term is defined in the Charter, whichever event occurs first.
6.    Miscellaneous.
6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 5% of the shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member;

or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.
6.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041 Attention: Mark Stevens, and if notice is given to the Purchasers, a copy shall also be given to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, Attention: Ward Breeze. Notwithstanding the foregoing, with respect to the Wellington Investors, all notices shall be sent only to: c/o Wellington Management Company LLP, Legal and Compliance, 280 Congress Street, Boston, MA 02210, Attn: Emily Babalas, email: #legal-ecm@wellington.com, with a copy (which shall not constitute notice) to: Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116, Attn: Joshua D. Rottner, email: jrottner@cooley.com.

6.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Notwithstanding anything to the contrary contained herein, Subsection 3.3 may not be amended without the written consent of USV, a16z, DFJ and IVP; provided, however, that the written consent of any particular Investor shall only be required if such amendment adversely modifies the rights of such Investor under Subsection 3.3. Notwithstanding anything to the contrary contained herein, Subsection 5.4 and Subsection 5.7 may not be amended without the written consent of a16z. Notwithstanding anything to the contrary contained herein, (i) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the holders of Series A Preferred Stock without the written consent of the Investors holding a majority of the outstanding shares of Series A Preferred Stock, unless such amendment, termination, or waiver applies to all outstanding series of Preferred Stock in the same manner and does not disproportionately affect the Series A Preferred Stock; (ii) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the holders of Series B Preferred Stock without the written consent of the Investors holding two-thirds of the outstanding shares of Series B Preferred Stock, unless such amendment, termination, or waiver applies to all outstanding series of Preferred Stock in the same manner and .does not disproportionately affect the Series B Preferred Stock; (iii) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the holders of Series C Preferred Stock without the written consent of the Investors holding a majority of the outstanding shares of Series C Preferred Stock, unless such amendment, termination, or waiver applies to all outstanding series of Preferred Stock in the same manner and does not disproportionately affect the Series C Preferred Stock, (iv) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the holders of Series D Preferred Stock without the written consent of the Investors holding a majority of the outstanding shares of Series D Preferred Stock, unless such amendment, termination, or waiver applies to all outstanding series of Preferred Stock in the same manner and does not disproportionately affect the Series D Preferred Stock and (v) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to the holders of Series E Preferred Stock without the written consent of the Investors holding a majority of the outstanding shares of Series E Preferred Stock, unless such amendment, termination, or waiver applies to all outstanding series of Preferred Stock in the same manner and does not disproportionately affect the Series E Preferred Stock. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.7    Dual-Class Common Stock. Any provision of this Agreement that provides for a designation right or consent right of the holders of Common Stock, FF Preferred Stock, Preferred Stock (on an as-converted basis), Registrable Securities (on an as-converted basis) or shares of Common Stock issued or issuable upon conversion of outstanding shares of Preferred Stock or Registrable Securities, as applicable, including without limitation Sections 5.2 and 5.6, shall be based on the voting power of such shares taking into account the different voting rights of the Class A Common Stock and Class B Common Stock.
6.8    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
6.9    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
6.10    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, including as a result of the sale of any shares of the Company’s FF Preferred Stock, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
6.11    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
6.12    Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Kent County, Delaware, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.
WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
6.13    Delays or Omissions. No delay or omission to exercise any right, power, or remedy ·accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14    Acknowledgement. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong

Name:	Brian Armstrong

Title:	Chief Executive Officer
Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

Institutional Venture Partners XV, L.P.

By:	Institutional Venture Management XV, LLC
Its:	General Partner

By:	/s/ [illegible]
Managing Director

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025

Institutional Venture Partners XV Executive Fund, L.P.

By:	Institutional Venture Management XV, LLC
Its:	General Partner

By:	/s/ [illegible]
Managing Director

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025
Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

UNION SQUARE VENTURES 2012 FUND, L.P.

By:	Union Square 2012 GP, L.L.C., its General Partner

By:	/s/ Fred Wilson
Name:	Fred Wilson
Title:	Managing Member

USV INVESTORS 2012 FUND, L.P.

By:	Union Square 2012 GP, L.L.C., its General Partner

By:	/s/ Fred Wilson
Name:	Fred Wilson
Title:	Managing Member

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

USV OPPORTUNITY 2014, LP

By:	USV Opportunity 2014 GP, L.L.C., its General Partner

By:	/s/ Fred Wilson
Name:	Fred Wilson
Title:	Managing Member

USV OPPORTUNITY INVESTORS 2014, LP

By:	USV Opportunity 2014 GP, L.L.C., its General Partner

By:	/s/ Fred Wilson
Name:	Fred Wilson
Title:	Managing Member

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ANDREESSEN HOROWITZ FUND III, L.P.
for itself and as nominee for
Andreessen Horowitz Fund III-A, L.P.,
Andreessen Horowitz Fund III-B, L.P. and
Andreessen Horowitz Fund III-Q, L.P.

By:	AH Equity Partners III, L.L.C.
Its General Partner

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Partner

AH PARALLEL FUND III, L.P.
for itself and as nominee for
Andreessen Horowitz Fund III-A, L.P.,
Andreessen Horowitz Fund III-B, L.P. and
Andreessen Horowitz Fund III-Q, L.P.

By:	AH Equity Partners III (Parallel), L.L.C.
Its General Partner

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DFJ GROWTH 2013, L.P.

By:	DFJ Growth 2013 Partners, LLC
Its General Partner

By:	/s/ Barry M. Schuler

Name:	Barry M. Schuler

Title:	Managing Member

DFJ GROWTH 2013 PARALLEL FUND, LLC

By:	/s/ Barry M. Schuler

Name:	Barry M. Schuler

Title:	Managing Member

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

CNK FUND I, L.P.
for itself and as nominee for
CNK Fund I-Q, L.P. and
CNK Fund I-B, L.P.

By:	CNK Equity Partners I, L.L.C.
Its General Partner

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Partner

ANDREESSEN HOROWITZ LSV FUND I, L.P.
for itself and as nominee for
Andreessen Horowitz LSV Fund I-B, L.P. and
Andreessen Horowitz LSV Fund I-Q, L.P.

By:	AH Equity Partners LSV I, L.L.C.
Its General Partner

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

A16Z SEED-III, L.L.C.

By:	/s/ Scott Kupor
Name:	Scott Kupor
Title:	Managing Member
Signature Page to Amended and Restated Investors’ Rights Agreement

SCHEDULE A
Investors
Andreessen Horowitz Fund III, L.P., as nominee
Union Square Ventures 2012 Fund, L.P.
USV Investors 2012 Fund, L.P.
Ribbit Capital, LP
Queensbridge Partners, LLC
Kindling Capital LLC
a16z Seed-III, L.L.C.
SV Angel III, LP
GC Innovation II, LLC
Hard Yaka Inc.
Coinbase FC Fund I LLC
IDG Technology Venture Investments IV, L.P.
Ghost Angel LLC
Initialized Capital Special Opportunities Fund I
Orange Hat LLC
GC&H Investments, LLC
Foundry Square Investors - XIII, LLC
John V. Bautista
David Clark
Red Swan Ventures II, LP
CB2 Fund LLC
DFJ Growth 2013, L.P.
DFJ Growth 2013 Parallel Fund, LLC

Draper Associates Investments, LLC
USV Opportunity 2014, LP
USV Opportunity Investors 2014, LP
VaynerRSE, LLC
Robert S. Goodlatte
IGO Company LLC
Crypto Currency Partners II LP
Crypto Currency Partners LP
G LTP LLC
G JBD LLC
G HSP LLC
G ERP LLC
Thomas A. Glocer
Marcel Laverdet
Noonbell Investors II, LLC
NYSE Holdings, LLC
Adrem Y LLC
DOCOMO Capital, Inc.
Stephen Chen
USAA Property Holdings, Inc.
CB Ribbit Opportunity I, LLC
CB Ribbit Holdings, LLC
Valor Brazil I, LLC
Reinventure Group Pty Ltd.
The Bank of Tokyo-Mitsubishi UFJ Ltd.

Sozo Ventures – Truebridge Fund II, L.P.
Mitsubishi UFJ Capital V, Limited Partnership
Topanga Canyon Holdings LLC
Wonder Coin, LP
Institutional Venture Partners XV Executive Fund, L.P.
Institutional Venture Partners XV, L.P.
AH Parallel Fund III, L.P., as nominee
Spark Capital Growth Fund II, L.P.
Spark Capital Growth Founders’ Fund II, L.P.
Battery Ventures XI-A, L.P.
Battery Ventures XI-B, L.P.
Battery Investment Partners XI, LLC
Section 32 Fund 1, LP
Boost VC Fund 3, L.P.
Draper Associates V, L.P.
Draper Associates Partners V, LLC
Greylock 15 Limited Partnership
Greylock 15-A Limited Partnership
Greylock 15 Principals Limited Partnership
Matthew Heiman
Atlas Private Holdings, LLC
FundersClub DU2 LLC
Menon/Garg Living Trust U/A dtd 10/14/11
North Island LLC
Wedbush, Inc.

The Bain Revocable Trust DTD 4/3/13
PENSCO Trust Company Custodian FBO Max Levchin Roth IRA
SciFi VC LP
DG8, a series of DG Funds, LLC
Daniel Gross
Elad Gil
Spelunker Channel Holdings, LLC
Apoorva Mehta
Version One Ventures II LP
Version One Ventures II INT LP
F&W Investments LP - Series 2016
CB-D Ribbit Opportunity I, LLC
Silver 8 Partners LP
GGV Capital VI L.P.
GGV Capital VI Entrepreneurs Fund L.P.
Tusk Venture Partners I, L.P.
Kindred Ventures LLC
Archangel R-7, LLC
Pine Court Capital
Katie Jacobs Stanton Trust Date October 6, 2016
Jessica Verrilli
David Andrew Eisenberg
WCH 2017 Quad, LLC
Matching Set Trust
Kendall AF, LLC

The Eugene A. Ludwig Trust U/A Dated August 26, 2011
Jeffrey Goldstein
Charles Lawrence Ormsby and Sachiko Takahashi Ormsby
Specialized Fund I, LLC
Othman Laraki
Walker Harrison Forehand
Digital Currency Group, Inc.
Initialized II, L.P.
Jesmond Investments Group II Limited
Tiger Global Private Investment Partners XI, L.P.
LFX Capital LLC
Alex Cook
Viserion Investment Pte Ltd.
YC HOLDINGS II, LLC
HADLEY HARBOR MASTER INVESTORS (CAYMAN) II L.P.
ITHAN CREEK MASTER INVESTORS (CAYMAN) L.P.
PGVC 2018 LLC
PSP Growth Fund 2018-19, L.L.C.
WCH 2018 Quad, LLC
TB-COIN, LLC (Truebridge)
SV Angel VI LP
SV Angel V LP
A CAPITAL PARTNERS II, L.P.
The Conway Family Partnership, LP
Section 32 Fund 2, LP

INITIALIZED ANNEX L.P.
FundersClub PUA LLC
EMERSON COLLECTIVE INVESTMENTS, LLC
Polychain Ventures LP
Polychain Opportunities Fund I LLC-Series CB
MVP All-Star Fund II LP
MVP All-Star Fund III LLC
MVP All-Star Fund IIIC LLC
Associated Funds SPV, L.P., Series 2
UNC Investments Fund, LLC
The Brood, LLC Sub-Fund #1
Andromeda Capital Advisors GmbH, Switzerland
Alternate Ventures LLC
Polychain Parallel Fund I LP
Thirty Five Ventures LLC
Addition Partners II LLC
Andreessen Horowitz LSV Fund I, L.P., for itself and as nominee
CNK Fund I, L.P., for itself and as nominee
Paradigm Fund LP
JABE, LLC
Polychain Master Fund I LP
Propel Venture Partners Global, S.L.